                                                                    EXHIBIT 7(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 8 to the Registration Statement of the National Variable Life Insurance Account, a Separate Account of National Life Insurance Company, on Form S-6 relating to the Varitrak policy, of our report dated February 28, 2001 relating to the consolidated financial statements of National Life Insurance Company and our report dated March 28, 2001 relating to the financial statements of the National Variable Life Insurance Account - Varitrak Segment, all of which appear in such prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP
Boston, Massachusetts
May 1, 2001